                                     DELTA
                            ------------------------
                             GALIL INDUSTRIES LTD.


                                                                EARNINGS RELEASE


          DELTA GALIL REPORTS FOURTH QUARTER AND YEAR END 2002 RESULTS
          ------------------------------------------------------------

        FOURTH QUARTER NET PROFIT INCREASED 266 PERCENT, AND 93 PERCENT

                           BEFORE NON-RECURRING ITEMS.

                         QUARTERLY SALES RISE 15 PERCENT


     TEL AVIV, MARCH 10, 2002 - DELTA GALIL INDUSTRIES LTD. (NASDAQ: DELT), the global provider of private label intimate apparel, men's underwear, socks, baby wear and leisure wear, today reported fourth quarter sales of $159.4 million, an increase of 15 percent over the comparable quarter of 2001. North America accounted for 52 percent of total fourth quarter sales, Europe for 42 percent and Israel for 6 percent.

     Sales for 2002 amounted to $567.3 million, an increase of 2 percent over 2001. North America accounted for 53 percent of total sales, Europe for 40 percent and Israel for 7 percent.

     Net profit for the fourth quarter amounted to $4.9 million or $0.26 per share, an increase of 266 percent and 271 percent, respectively, over the fourth quarter of 2001. Net profit for the fourth quarter, before non-recurring items, amounted to $6.5 million or $0.35 per share, an increase of 93 percent and 94 percent, respectively, compared with 4Q01.

     Net profit for 2002 amounted to $16.6 million or $0.88 per share, an increase of 46 percent and 47 percent, respectively, compared with 2001. Net profit for 2002, before non-recurring items, amounted to $20.0 million or $1.06 per share, an increase of 42 percent and 45 percent, respectively, compared with 2001.

     Delta made a fourth quarter provision of $2.0 million to write off doubtful accounts receivable from a customer, compared with a provision of $3.4 million in the fourth quarter of 2001, following the customer's filling for Chapter 11 bankruptcy protection. These provisions reflect the expected settlement following the customer's coming out of Chapter 11. By doing so, Delta has written off all the pre-petition outstanding receivables. These provisions


            TEXTILE BUILDING, 2 KAUFMAN STREET TEL AVIV 68012 ISRAEL
             TEL.972-3-5193636 FAX.972-3-5193705 www.deltagalil.com
are included in general and administrative expenses. In addition, the Company provided $0.6 million for the closure of a sewing plant in Scotland. This provision is included in re-structuring expenses. The total impact of all non recurring items on net profit and earnings per share for the fourth quarter amounted to $1.6 million or $0.09 per share compared with $2.0 million or $0.11 per share, respectively, in the fourth quarter of 2001.

     Non-recurring items for 2002 mainly included write offs of accounts receivable from two customers, expenses relating to the cancellation of a contract with a supplier and the closure of sewing plants in the Dominion Republic and in Scotland, net of capital gain. For 2001, non-recurring items included the Kmart write off and the closure of a sewing plant. The total impact of all non recurring items on net profit and earning per share for 2002 amounted to $3.3 million or $0.18 per share respectively compared with $2.6 million or $0.13 per share respectively in 2001.

     Delta's North American sales increased 13 percent for the fourth quarter totaling $83.2 million compared with $73.9 million in the fourth quarter of 2001. For the full year 2002, North American sales decreased 2 percent, totaling $303.1 million compared to $310.6 million 2001.

     Fourth quarter sales to the US mass market increased 26 percent to $58.6 million compared to $46.5 million in the fourth quarter last year.

     Arnon Tiberg, Delta's President and CEO, stated: "We are very pleased with the success of our acquisition strategy. We are benefiting from increased sales to Wal-Mart and Target and we expect further increases in 2003, as we already reported".

     Delta's North American sales to specialty and department stores dropped 10 percent in the fourth quarter, totaling $24.6 million compared to $27.4 million in the fourth quarter of 2001.


            TEXTILE BUILDING, 2 KAUFMAN STREET TEL AVIV 68012 ISRAEL
             TEL.972-3-5193636 FAX.972-3-5193705 www.deltagalil.com

     Delta's sales to its largest customer, UK chain Marks & Spencer, increased 30 percent for the fourth quarter totaling $52.8 million and representing 33 percent of Delta's total sales, compared with $40.7 million in the fourth quarter of 2001, which represented 29 percent of total sales.

     Delta's 2002 sales to Marks & Spencer increased 14 percent totaling $174.2 million representing 31 percent of sales compared with $153.3 million, which represented 27 percent of sales in 2001.

     Dov Lautman, Chairman of Delta, stated: "We are examining new strategic acquisitions. In addition, we are continuing to implement the program to build our own factory in China".

     Operating profit for the fourth quarter increased 206 percent to $8.0 million compared with $2.6 million in the fourth quarter of last year. Operating profit for the fourth quarter, before non-recurring items, increased 74 percent to $10.6 million compared with $6.1 million in the same period in 2001.

     The 2002 operating profit increased 25 percent totaling $27.8 million, compared with $22.2 million in 2001. Operating profit in 2002, before non-recurring items, increased 27 percent to $34.4 million compared with $27.1 million in 2001.

     Operating cash flow for the fourth quarter totaled $13.2 million, compared to $22.2 million in the fourth quarter last year. Operating cash flow in 2002 totaled $26.3 million, compared with $32.9 million last year.

     The board of directors of the Company announced the distribution of a dividend of approximately $2.4 million, or $0.13 per share, for the fourth quarter of 2002, payable to shareholders of record on March 17, 2003. For 2002, total dividends amounted to approximately $8.3 million, or $0.44 per share.


            TEXTILE BUILDING, 2 KAUFMAN STREET TEL AVIV 68012 ISRAEL
             TEL.972-3-5193636 FAX.972-3-5193705 www.deltagalil.com

DELTA GALIL IS A LEADING GLOBAL MANUFACTURER OF QUALITY APPAREL FOR THE MASS MARKET SOLD UNDER BRANDS SUCH AS RALPH LAUREN, DONNA KARAN, CALVIN KLEIN, HUGO BOSS AND NIKE. RECOGNIZED FOR PRODUCT INNOVATION AND DEVELOPMENT, DELTA'S PRODUCTS ARE SOLD WORLDWIDE THROUGH RETAILERS INCLUDING MARKS & SPENCER, VICTORIA'S SECRET, GAP, BANANA REPUBLIC, CARREFOUR, J. CREW, TARGET, WAL-MART AND OTHERS. HEADQUARTERED IN ISRAEL, DELTA OPERATES MANUFACTURING FACILITIES IN ISRAEL, SCOTLAND, JORDAN, EGYPT, TURKEY, EASTERN EUROPE, NORTH AND CENTRAL AMERICA, CARIBBEAN AND FAR EAST. DELTA CONCLUDED ITS U.S. IPO IN MARCH OF 1999. FOR MORE INFORMATION, PLEASE VISIT OUR WEBSITE: WWW.DELTAGALIL.COM.

(THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD.. (THE COMPANY) ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO CHANGES IN TECHNOLOGY AND MARKET REQUIREMENTS, DECLINE IN DEMAND FOR THE COMPANY'S PRODUCTS, INABILITY TO TIMELY DEVELOP AND INTRODUCE NEW TECHNOLOGIES, PRODUCTS AND APPLICATIONS, LOSS OF MARKET SHARE, PRESSURE ON PRICING RESULTING FROM COMPETITION, AND INABILITY TO MAINTAIN CERTAIN MARKETING AND DISTRIBUTION ARRANGEMENTS, WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.)

CONTACTS:

AVIRAM LAHAV         DELTA GALIL INDUSTRIES LTD.        TEL: +972-3-519-3744

RACHEL LEVINE        THE ANNE MCBRIDE COMPANY           TEL: +212-983-1702


                            FINANCIAL TABLES FOLLOW



            TEXTILE BUILDING, 2 KAUFMAN STREET TEL AVIV 68012 ISRAEL
             TEL.972-3-5193636 FAX.972-3-5193705 www.deltagalil.com


                                                       DELTA
                                              ------------------------
                                               GALIL INDUSTRIES LTD.


                                    CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                    -------------------------------------------



                                                                    YEAR ENDED              THREE MONTHS ENDED
                                                                    DECEMBER 31                DECEMBER 31
                                                               ----------------------     ------------------------
                                                                 2002         2001          2002           2001
                                                               ---------    ---------     ---------      ---------
                                                                     In US $ thousand (except per share data)
                                                               ---------------------------------------------------
REVENUES                                                        567,298      558,763       159,360        138,319
COST OF REVENUES                                                456,738      455,726       128,524        113,749
                                                               ---------    ---------     ---------      ---------
GROSS PROFIT                                                    110,560      103,037        30,836         24,570

SELLING AND MARKETING EXPENSES                                   60,233       57,604        15,682         14,642
GENERAL AND ADMINISTRATIVE EXPENSES                              21,494       20,821         6,539          6,948
GOODWILL AMORTIZATION                                                          1,505                          377
RE-STRUCTURING EXPENSES                                           1,065          900           636
                                                               ---------    ---------     ---------      ---------
OPERATING INCOME                                                 27,768       22,207         7,979          2,603
FINANCIAL EXPENSES - NET                                          5,456        4,751         1,415            999
OTHER INCOME                                                        960          463                           41
                                                               ---------    ---------     ---------      ---------
INCOME BEFORE TAXES ON INCOME                                    23,272       17,919         6,564          1,645
TAXES ON INCOME                                                   5,779        5,876         1,540             82
                                                               ---------    ---------     ---------      ---------
INCOME AFTER TAXES ON INCOME                                     17,493       12,043         5,024          1,563
SHARE IN PROFITS OF AN ASSOCIATED COMPANY                           158          110            20            110
MINORITY INTEREST IN PROFITS OF SUBSIDIARIES - NET               (1,025)        (729)         (141)          (336)
                                                               ---------    ---------     ---------      ---------
NET INCOME FOR THE PERIOD                                        16,626       11,424         4,903          1,337
                                                               =========    =========     =========      =========
EARNINGS PER SHARE - BASIC AND DILUTED                             0.88         0.60          0.26           0.07
                                                               =========    =========     =========      =========
WEIGHTED AVERAGE NUMBER OF SHARES - IN THOUSANDS                 18,914       19,175        18,779         19,142
                                                               =========    =========     =========      =========

------------------------------------------------------------------------------------------------------------------
BEFORE NON RECURRING ITEMS NET OF TAXES:
NON RECURRING ITEMS IN 2002 INCLUDE CUSTOMERS DEBTS
WRITE OFFS, EXPENSES RELATING TO THE CANCELLATION OF A
CONTRACT WITH A SUPPLIER AND EXPENSES RELATING TO THE
CLOSURE OF TWO SEWING PLANTS, NET OF CAPITAL GAINS. NON
RECURRING ITEMS IN 2001 INCLUDED MAINLY CUSTOMERS
DEBTS WRITE OFF AND EXPENSES RELATING TO THE CLOSURE OF
A SEWING PLANT.

NET INCOME FOR THE PERIOD                                        19,968       14,043         6,501          3,375
                                                               =========    =========     =========      =========
EARNINGS PER SHARE - BASIC AND DILUTED                             1.06         0.73          0.35           0.18
                                                               =========    =========     =========      =========

WEIGHTED AVERAGE NUMBER OF SHARES - IN THOUSANDS                 18,914       19,175        18,779         19,142
                                                               =========    =========     =========      =========
------------------------------------------------------------------------------------------------------------------


                                                       DELTA
                                              ------------------------
                                               GALIL INDUSTRIES LTD.



                                        CONDENSED CONSOLIDATED BALANCE SHEET
                                        ------------------------------------


                                                                               DECEMBER 31        DECEMBER 31
                                                                               -----------        -----------
                                                                                  2002               2001
                                                                               -----------        -----------
                                                                                     In US $ thousands
                                                                               ------------------------------
                      ASSETS:
             CURRENT ASSETS:
             CASH AND CASH EQUIVALENTS                                             14,491             12,762
             ACCOUNTS RECEIVABLE:
             TRADE                                                                 95,601             84,640
             OTHER                                                                 17,625             20,144
             INVENTORIES                                                          133,363            132,987
             INVESTEE COMPANY                                                       1,682              1,520
                                                                               -----------        -----------
                        TOTAL CURRENT ASSETS                                      262,762            252,053
                                                                               -----------        -----------

             INVESTMENTS AND LONG-TERM RECEIVABLES                                  9,969             11,579
                                                                               -----------        -----------
             PROPERTY, PLANT AND EQUIPMENT                                        121,601            117,397
                                                                               -----------        -----------
             OTHER ASSETS AND DEFERRED CHARGES                                     44,723             43,936
                                                                               -----------        -----------
                                                                                  439,055            424,965
                                                                               ===========        ===========

                     LIABILITIES AND SHAREHOLDER'S EQUITY:
             CURRENT LIABILITIES:
             SHORT-TERM BANK CREDIT                                               106,670             93,301
             CURRENT MATURITIES OF DEBENTURES                                                            623
             ACCOUNTS PAYABLE AND ACCRUALS:
             TRADE                                                                 61,788             59,064
             OTHER                                                                 24,356             25,045
                                                                               -----------        -----------
                      TOTAL CURRENT LIABILITIES                                   192,814            178,033
                                                                               -----------        -----------

                     LONG-TERM LIABILITIES:
             DEFERRED INCOME TAXES                                                 14,371             13,649
             LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT                          6,359              4,951
             BANK LOANS AND OTHER LIABILITIES                                      24,180             26,456
                                                                               -----------        -----------
                       TOTAL LONG-TERM LIABILITIES                                 44,910             45,056
                                                                               -----------        -----------

                       TOTAL LIABILITIES                                          237,724            223,089
             MINORITY INTEREST                                                      3,502              3,687
             SHAREHOLDERS' EQUITY                                                 197,829            198,189
                                                                               -----------        -----------
                                                                                  439,055            424,965
                                                                               ===========        ===========

                                                       DELTA
                                              ------------------------
                                               GALIL INDUSTRIES LTD.


                                   CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
                                   ---------------------------------------------


                                                                           YEAR ENDED              THREE MONTHS ENDED
                                                                           DECEMBER 31                DECEMBER 31
                                                                     ----------------------     -----------------------
                                                                        2002         2001          2002          2001
                                                                     ---------    ---------     ---------     ---------
                                                                                      In US $ thousands
                                                                     --------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

NET INCOME FOR THE PERIOD                                              16,626       11,424         4,903         1,337
ADJUSTMENT REQUIRED TO REFLECT THE CASH FLOWS
FROM OPERATING ACTIVITIES                                               9,655       21,465         8,264        20,874
                                                                     ---------    ---------     ---------     ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                              26,281       32,889        13,167        22,211
                                                                     ---------    ---------     ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

PURCHASE OF FIXED ASSETS, NET OF INVESTMENT GRANTS                    (16,084)     (14,203)       (4,911)       (2,958)
ACQUISITION OF SUBSIDIARIES                                            (5,600)     (33,789)       (5,600)       (1,091)
PROCEEDS FROM REALIZATION OF FIXED ASSETS                                 494        1,379            23           152
PROCEEDS FROM REALIZATION OF INVESTMENT IN AN ASSOCIATED COMPANY        2,480        1,034
OTHER                                                                  (1,036)        (316)         (591)         (106)
                                                                     ---------    ---------     ---------     ---------
NET CASH USED IN INVESTING ACTIVITIES                                 (19,746)     (45,895)      (11,079)       (4,003)
                                                                     ---------    ---------     ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

LONG-TERM BANK LOANS, NET                                                 609       11,994         3,951        (1,613)
DIVIDEND TO SHAREHOLDERS                                               (6,976)      (5,807)       (3,764)       (1,597)
SHORT-TERM BANK CREDIT - NET                                           10,402       12,024         8,944        (9,239)
COST OF ACQUISITION OF TREASURY SHARES                                 (8,356)        (860)       (6,221)         (860)
OTHER                                                                    (485)        (216)
                                                                     ---------    ---------     ---------     ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                    (4,806)      17,135         2,910       (13,309)
                                                                     ---------    ---------     ---------     ---------

INCREASE IN CASH AND CASH  EQUIVALENTS                                  1,729        4,129         4,998         4,899

BALANCE OF CASH AND CASH
EQUIVALENTS AT BEGINNING OF PERIOD                                     12,762        8,633         9,493         7,863
                                                                     ---------    ---------     ---------     ---------
BALANCE OF CASH AND CASH
EQUIVALENTS AT END OF PERIOD                                           14,491       12,762        14,491        12,762
                                                                     =========    =========     =========     =========


                                                       DELTA
                                              ------------------------
                                               GALIL INDUSTRIES LTD.


                                   CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
                                   ---------------------------------------------


                                                                      YEAR ENDED               THREE MONTHS ENDED
                                                                      DECEMBER 31                  DECEMBER 31
                                                                -----------------------      ----------------------
                                                                   2002         2001           2002          2001
                                                                ---------     ---------      ---------    ---------
                                                                                  In US $ thousands
                                                                ----------------------------------------------------
ADJUSTMENT REQUIRED TO REFLECT THE CASH
FLOWS FROM OPERATING ACTIVITIES:

INCOME AND EXPENSES NOT INVOLVING CASH FLOWS:
DEPRECIATION AND AMORTIZATION                                     14,082        15,451          3,772        3,317
DEFERRED INCOME TAXES - NET                                          440         1,630          1,845         (269)
CAPITAL LOSSES (GAIN)                                                313           947            (60)          39
OTHER                                                                923          (598)           568         (357)
                                                                ---------     ---------      ---------    ---------
                                                                  15,758        17,430          6,125        2,730
                                                                ---------     ---------      ---------    ---------

CHANGES IN OPERATING ASSETS AND LIABILITIES ITEMS:

DECREASE (INCREASE) IN ACCOUNTS RECEIVABLE                       (10,493)       17,030           (642)      24,042
INCREASE (DECREASE) IN ACCOUNTS PAYABLE AND ACCRUALS               4,425       (10,418)           116       (7,011)
DECREASE (INCREASE) IN INVENTORIES                                   (35)       (2,577)         2,665        1,113
                                                                ---------     ---------      ---------    ---------
                                                                  (6,103)        4,035          2,139       18,144
                                                                ---------     ---------      ---------    ---------
                                                                   9,655        21,465          8,264       20,874
                                                                =========     =========      =========    =========